Exhibit 5.1

[Lowenstein Sandler Letterhead]

October 9, 2009

Celldex Therapeutics, Inc.

119 Fourth Avenue

Needham, Massachusetts 02494

Re:          Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Celldex Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 931,315 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share, which may be issued pursuant to CuraGen Corporation’s (“CuraGen”) 2007 Stock Incentive Plan (the “2007 Stock Plan”), which options were assumed by the Company in connection with the merger of Cottrell Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company with and into CuraGen pursuant to an Agreement and Plan of Merger, dated May 28, 2009 (the “Merger Agreement”).

In rendering the opinion below, we have examined the Registration Statement and the 2007 Stock Plan.  We have also reviewed the originals, or duplicates or certified or conformed copies of such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the Registration Statement and the 2007 Stock Plan, will be validly issued, fully paid and non assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler PC